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CONFIDENTIAL! UNTIL SCHEDULED USE                                      T.R. Reid
                                                                    616/923-3417
                                                   T.R._Reid@email.whirlpool.com


             STRENGTHENING OF ITALIAN LIRA AGAINST OTHER CURRENCIES
            CHANGES WHIRLPOOL'S EXPECTATIONS FOR EUROPEAN OPERATIONS

          BENTON HARBOR, Mich. -- June 5, 1996 -- Whirlpool Corporation (NYSE:
WHR) said today that continued strengthening of the Italian lira against other European currencies, coupled with a difficult economic and industry environment in the region, will likely push down the year-over-year operating performance of the company's European business unit.

          Chairman and CEO David R. Whitwam said the strengthening in the lira's position relative to the German mark and other major currencies has been more persistent and profound than economic projections called for. Since December, the Italian currency's position against the Deutsche mark has increased by about 9 percent; the lira is also up significantly versus other European currencies. If present currency-exchange rates continue, Whitwam said, European operating profits could be about $50 million lower than planned full-year levels.

          Whirlpool Europe has 50 percent of its manufacturing base in Italy. About 80 percent of the volume from the company's Italian plants is exported to other markets; the profit margin on that volume is reduced when the lira strengthens.

          In addition to the currency situation, major European economies in general remain very weak. Such weakness caused year-over-year appliance-industry shipments to decline by about 2 percent through April, and extended a consumer shift to lower-priced products during a period of very intense competition in the region.

          According to Whitwam, reduced profitability resulting from the strengthening lira and the challenging European market is currently expected to increase Whirlpool's consolidated effective tax rate to about 50 percent this year.

          "Despite all of these issues in what is a challenging European market, our people are making further progress in the execution of our long-term strategy for the region," said Whitwam. "Our product shipments are up from the same period a year ago and we're gaining market share, largely because of consumer receptivity to new appliances being introduced as part of a massive product renewal.

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          "At the same time, we're continuing to work to offset the currency impact by taking every opportunity for higher pricing and aggressively driving further cost reductions."

          Whitwam said the currency issue has little or no effect on Whirlpool's other operations. The North American Appliance Group, which achieved record operating results in the first quarter, turned in strong performances in April and May. The company continues to expect full-year operating improvement from the Latin American region, as Brazilian affiliates operate at higher-than-planned levels. Whirlpool Asia, he added, is meeting expectations for unit shipments, revenues and operating results.

          The chairman declined to offer details about the current period. Whirlpool will report second-quarter results in mid-July.

          Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances. Headquartered in Benton Harbor, the company manufactures in 12 countries and markets products under 11 major brand names in about 140 countries.

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